OPERATING AGREEMENT
OF
CAPWEST INCOME FUND, LLC

This **OPERATING AGREEMENT OF CAPWEST INCOME FUND, LLC** a Nevada limited-liability company organized pursuant to the Nevada Revised Statutes ("NRS"), is entered into as of the Effective Date, by and among the persons executing this Operating Agreement. For and in consideration of the mutual covenants set forth herein, the parties hereby agree as follows:

ARTICLE I
THE COMPANY

1.1 **Formation**. The Members hereby form the Company as a limited liability company under and pursuant to the provisions of NRS by filing an Articles of Organization with the Nevada Secretary of State and upon the terms and conditions set forth in this Operating Agreement. The rights and liabilities of the Members shall be as provided under the NRS, the Articles of Organization and this Operating Agreement.

1.2 **Name**. The name of the Company shall be CapWest Income Fund, LLC and all business of the Company shall be conducted in such name or under any other name as Manager may determine to be appropriate. The Manager has filed (and shall amend, from time to time) the Articles of Organization reflecting such name and such other matters as may be appropriate.

1.3 **Purpose; Powers**.

(a) The purposes of the Company are to (i) acquire, manage, administrate, protect, conserve, and sell or otherwise dispose of secured promissory notes, (ii) make such additional investments and engage in such additional business endeavors as may be authorized pursuant to this Operating Agreement or otherwise as the Members may approve, (iii) engage in any and all activities necessary or incidental to the foregoing purposes; and (iv) any business activity that may be lawfully conducted by a limited liability company organized pursuant to the Act that has been approved by the Managers (acting together) ("the Business"). The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to and in furtherance of the purposes of the Company set forth in this Section 1.3 and has, without limitation, any and all powers permitted to a limited liability company under the Act and which are necessary, convenient or advisable for the Company to conduct its Business.

1.4 **Principal Place of Business; Registered Agent**. The principal office, place of business and address of the Company shall be at such place or places of business within or without the State of Nevada as Manager may determine. The Company shall continuously maintain a registered agent in the State of Nevada as required by the Act.

1.5 **Term**. The term of the Company commenced on June 6, 2016, the date the Articles of Organization was filed in accordance with the Nevada Secretary of State, and shall be perpetual until the dissolution and the completion of the winding up of the Company following a Liquidating Event, as provided in Article XII.

1.6 **Filings; Agent for Service of Process**.

(a) Manager shall take any and all actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Nevada,

including the preparation, execution, and filing of such amendments to the Articles of Organization and such other assumed name certificates, documents, instruments, and publications as may be required by law, including action to reflect:

(i) A change in the Company name;

(ii) A correction of false or erroneous statements in the Articles of Organization or the desire of the Members to make a change in any statement therein in order that it shall accurately represent the agreement among the Members; or

(iii) A change in the time for dissolution of the Company as stated in the Articles of Organization and in this Operating Agreement.

(b) Manager shall execute and cause to be filed original or amended articles or certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business.

(c) Upon the dissolution and completion of the winding up of the Company in accordance with Article XII, the Liquidator, as an authorized person within the meaning of the NRS, shall promptly execute and cause to be filed all certificates and other documents required to be filed in accordance with the Act and the laws of any other jurisdictions in which the Liquidator deems such filing or any similar filing to be necessary or advisable.

1.7 Title to Property. All Property for which the underlying mortgage, deed of trust or other financial instruments is owned by the Company shall be owned by the Company as an entity and the Company understands that a Member may have any ownership interest in such Property in its individual name, and each Member's Units in the Company shall be personal property for all purposes.

1.8 Payments of Individual Obligations. The Company's credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred in satisfaction of or encumbered for, or in payment of, any individual obligation of any Member.

1.9 Independent Activities; Transactions with Affiliates.

(a) A Manager and any of its Affiliates shall be required to devote only such time to the affairs of the Company as the Manager determines in its sole discretion may be necessary to manage and operate the Company and each such Manager shall be free to serve any other Person or enterprise in any capacity that it may deem appropriate in its discretion.

(b) Insofar as permitted by applicable law and except as otherwise provided in this Section 1.9, neither this Operating Agreement nor any activity undertaken pursuant hereto shall prevent any Manager or any of its Affiliates from engaging in whatever activities they choose, whether the same are competitive with the Company or otherwise, and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or any Member, or require a Manager or any of its Affiliates to permit the Company or any other Member or its Affiliates to participate in any such activities, and as a material part of the consideration for the execution of this Operating Agreement by each Member, each Member hereby waives, relinquishes, and renounces any such right or claim of participation. To the extent permitted by applicable law and subject to the provisions of this Operating Agreement, in furtherance of the purposes of the Company set forth in Section 1.3 hereof, a Manager is hereby authorized to cause the Company to purchase property (whether real, personal, or mixed) from, sell Property to or otherwise deal with any Member, acting on its own

behalf, or any Affiliate of any Member, provided that any such purchase, sale, or other transaction shall be made on terms and conditions that are no less favorable to the Company than if the sale, purchase, or other transaction had been made with an independent third party.

1.10 Definitions. Capitalized terms used in this Operating Agreement shall have the following meanings:

(a) "**Act**" means the current body of Nevada law pertaining to the establishment, operation and other matters relating to limited liability companies, as amended from time to time (or any corresponding provisions of succeeding law), which is commonly known as the Nevada Limited Liability Company Act, NRS Chapter 86, as the same may be amended from time to time.

(b) "**Adjusted Capital Account Deficit**" means, with respect to any Member or holder of Units, the deficit balance, if any, in such Person's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts that such Person is obligated to restore (under the terms of this Operating Agreement or pursuant to guarantees or otherwise) or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(c) "**Affiliate**" means, with respect to any Person (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, general partner, member or trustee of, or Person serving in a similar capacity with respect to, such Person, or (iv) any Person who is an officer, director, general partner, member, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (i), (ii), or (iii) of this sentence. For purposes of this definition, the terms "**controlling,**" "**controlled by,**" or "**under common control with**" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(d) "**Bankruptcy**" means, with respect to any Person, a "**Voluntary Bankruptcy**" or an "**Involuntary Bankruptcy.**" A "**Voluntary Bankruptcy**" means, with respect to any Person (i) the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors, (ii) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property, or (iii) corporate action taken by such Person to authorize any of the actions set forth above. An "**Involuntary Bankruptcy**" means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any present or future bankruptcy, insolvency, or similar statute, law, or regulation, or the filing of any such petition

against such Person, which petition shall not be dismissed within ninety (90) days, or without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver, or liquidator of such Person or of all or any substantial part of the property of such Person, which order shall not be dismissed within ninety (90) days.

(e) **"Business"** has the meaning set forth in Section 1.3(a) hereof.

(f) **"Business Day"** means a day of the year on which banks are not required or authorized to close in Las Vegas, Nevada (i.e. Saturdays and Sundays are not Business Days).

(g) **"Capital Account"** means, with respect to any Member of the Company, the Capital Account maintained for such Member in accordance with the following provisions:

(i) To each Member's Capital Account there shall be credited (A) such Member's Capital Contributions, (B) such Member's distributive share of Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 3.3 or Section 3.4 hereof for any Fiscal Year, and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member;

(ii) To each Member's Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Operating Agreement, (B) such Member's distributive share of Losses and any items in the nature of expenses or losses that are specially allocated to such Member pursuant to Section 3.3 or Section 3.4 hereof for any Fiscal Year, and (C) the amount of any liabilities of such Member that are assumed by the Company or are secured by any property contributed by such Member to the Company;

(iii) In the event Units are Transferred in accordance with the terms of this Operating Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units; and

(iv) In determining the amount of any liability for purposes of subparagraphs (ii) and (iii), there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Operating Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Regulations, Manager may make such modification. Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Members and the amount of capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Operating Agreement not to comply with Regulations Section 1.704-1(b).

(h) **"Capital Contributions"** means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Company by such Member.

(i) **"Articles of Organization"** means the Articles of Organization filed with the Secretary of State of Nevada pursuant to the Act to form the Company, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

(j) **"Code"** means the United States Internal Revenue Code of 1986, as amended from time to time.

(k) **"Common Unit"** means a Unit representing a fractional part of the ownership of the Company and having the rights, preferences and obligations specified with respect to Common Units in this Operating Agreement. Voting Common Units and Non-Voting Common Units are each Common Units.

(l) **"Company"** means CapWest Income Fund, LLC, a Nevada limited liability company, the limited liability company formed under the Articles of Organization and this Operating Agreement.

(m) **"Company Minimum Gain"** has the same meaning as the term "partnership minimum gain" in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

(n) **"Damages"** means, without duplication, claims, demands, damages, costs and expenses (including reasonable fees and disbursements of counsel), Liabilities, liens, losses, fines, penalties, charges and administrative, judicial and arbitration awards, judgments, settlement payments and deficiencies or other charges.

(o) **"Debt"** means, with respect to any Person, (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds, or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind existing on any asset owned or held by such Person whether or not such Person has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable, and (vi) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv), and (v) above, provided that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of such Person's business and are not delinquent or are being contested in good faith by appropriate proceedings.

(p) **"Depreciation"** means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year for federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; *provided, however,* that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

(q) **"Economic Interest"** means a Member's or Economic Owner's share of the Company's net profits, net losses and distributions pursuant to this Operating Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including the right to Vote on, consent to or otherwise participate in any decision of the Members, or any right to receive information concerning the business and affairs of the Company, in each case to the extent provided for herein or otherwise required by the Act.

(r) **"Economic Owner"** means any owner of an Economic Interest who is not a Member. No owner of an Economic Interest who is not a Member shall be deemed a "member" (as that term is used in the Act) of the Company.

(s) **"Effective Date"** means the date first written above.

(t) **"Expenses"** means any and all costs, Liabilities (to the extent accrued during the relevant period), obligations, losses, damages, penalties, interest, Taxes, claims (including, but not limited to negligence, strict or absolute liability, Liability in tort and Liabilities arising out of violation of laws or regulatory requirements of any kind), actions, suits, costs, expenses, and disbursements (including, without duplication, reasonable legal fees and expenses).

(u) **"Fiscal Year"** means (i) the period commencing on the Effective Date and ending on June 30, 2016, and (ii) any subsequent period commencing on July 1 and ending on the earlier to occur of (A) the following June 30 or (B) the date on which all Company Property is distributed pursuant to Article XII.

(v) **"GAAP"** means generally accepted accounting principles, consistently applied, utilizing the accrual basis of accounting.

(w) **"Gross Asset Value"** means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset.

(ii) The Gross Asset Values of all items of Company Property shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account) as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution, (B) the distribution by the Company to a Member of more than a de minimis amount of Company Property as consideration for an interest in the Company, and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if Manager reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(iii) The Gross Asset Value of any item of Company Property distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such item on the date of distribution; and

(iv) The Gross Asset Values of each item of Company Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of "Profits" and "Losses" or Section 3.3(c) hereof; *provided, however,* that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(x) **"Involuntary Bankruptcy"** has the meaning set forth in the definition of "Bankruptcy."

(y) **"Issuance Items"** has the meaning set forth in Section 3.3(d) hereof.

(z) **"Liabilities"** means any liabilities or obligations of any nature, whether accrued, contingent or otherwise.

(aa) **"Liquidating Event"** has the meaning set forth in Section 12.1(a) hereof.

(bb) **"Liquidator"** has the meaning set forth in Section 12.8(a) hereof.

(cc) **"Manager"** means any of Gregory Herlean, an individual, and Stephen Byrne, an individual, or any other Person who is admitted to the Company as a successor or additional Manager of the Company in accordance with the Operating Agreement, and who has not ceased to be a Manager. **"Managers"** means all such Persons.

(dd) **"Material Adverse Effect"** means any change in or effect on the business of the relevant party or any of its Affiliates that is materially adverse to the business, operations, properties or financial condition of such party, except for such changes or effects resulting from general economic conditions.

(ee) **"Member"** means: (i) the Persons listed on Exhibit A attached hereto that is designated as a member of the Company thereon, and any other Person who has become a substituted or additional Member pursuant to the terms of the Operating Agreement; and (ii) who has not ceased to be a Member.

(ff) **"Member Nonrecourse Debt"** has the same meaning as the term "partner nonrecourse debt" in Section 1.704-2(b)(4) of the Regulations.

(gg) **"Member Nonrecourse Debt Minimum Gain"** means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

(hh) **"Member Nonrecourse Deductions"** has the same meaning as the term "partner nonrecourse deductions" in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

(ii) **"Net Cash Available for Distribution"** means the excess, on any such day (as determined by Manager in its sole discretion) during the calendar quarter, of (a) the Company's cash and other liquid assets as of such day, over (b) the Company's reserves for working capital, replacements, debt service and taxes, all as reasonably determined by Manager (or its successor in interest) as of such day. **"Net Cash Available for Distribution"** shall include the net amount of any tax refunds or tax credits received by the Company on or before such day.

(jj) **"Net Contributed Capital"** shall mean, with respect to any Unit, including, without limitation, the Managers, as of any date of determination, (i) the cumulative amount of Capital Contributions made for or with respect to such Unit, *less* (ii) the cumulative amount of all distributions to the holder of such Unit classified as a return of capital.

(kk) **"Nonrecourse Deductions"** has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

(ll) **"Nonrecourse Liability"** has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

(mm) **"Operating Agreement"** or **"Agreement"** means this Operating Agreement of the Company, as amended from time to time, which shall constitute the limited liability company agreement of the Company for all purposes of the Act.

(nn) **"Percentage Interest"** means, with respect to any Unit Holder, the ratio (expressed as a percentage) of the number of Units owned by such Unit Holder to the aggregate number of Units then held by all Unit Holders. Percentage Interests may be calculated for purposes of voting, in which case only Voting Interests shall be included in the calculation, for allocation and distribution purposes, in which case only the Units entitled to such allocation or distribution shall be calculated, or for one or more other purposes.

(oo) **"Permitted Transfer"** has the meaning set forth in Section 10.2 hereof.

(pp) **"Person"** means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee, or other entity.

(qq) **"Preferred Return"** means, with respect to any Unit having a right to a Preferred Return, a cumulative, non compounded return equal to the amount designated with respect to such Units, calculated annually.

(rr) **"Preferred Unit"** means and refers to a Unit, which shall be designated in series by the Managers from time to time, and are denoted as "Series A Preferred Units", "Series B Preferred Units:, etc. Preferred Units shall, when designated by the Managers, state the rights, preferences and privileges of such Units, which may include, without limitation, preferences as to distribution and liquidation.

(ss) **"Preferred Unit Holder"** means and refers to a Unit Holder that holds a Preferred Unit.

(tt) **"President"** has the meaning set forth in Section 5.2(d) hereof.

(uu) **"Profits"** and **"Losses"** mean, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be subtracted from such taxable income or loss;

(iii) In the event the Gross Asset Value of any items of Company Property is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the item of Property) or an item of loss (if the adjustment decreases the Gross Asset Value of the item of Property) from the disposition of such item of Property and shall be taken into account for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of "Depreciation";

(vi) To the extent an adjustment to the adjusted tax basis of any item of Company Property pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's Units, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the item of Property) or loss (if the adjustment decreases such basis) from the disposition of such item of Property and shall be taken into account for purposes of computing Profits or Losses; and

(vii) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 3.3 or Section 3.4 hereof shall not be taken into account in computing Profits or Losses. The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 3.3 and 3.4 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

(vv) **"Property"** means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

(ww) **"Reconstitution Period"** has the meaning set forth in Section 12.1(b) hereof.

(xx) **"Regulations"** means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

(yy) **"Regulatory Allocations"** has the meaning set forth in Section 3.4 hereof.

(zz) **"Securities Act"** means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(aaa) **"Taxes"** means any and all taxes (including net income, gross income, franchise, ad valorem, gross receipts, sales, use, property and stamp taxes), levies, imposts, duties, charges, assessments, or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, now existing or hereafter created or adopted, together with any and all penalties, fines, additions to tax, and interest thereon.

(bbb) **"Tax Matters Member"** has the meaning set forth in Section 8.3(a) hereof.

(ccc) **"Transfer"** means, as a noun, any voluntary or involuntary transfer, sale, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, or otherwise dispose of.

(ddd) **"Unit"** means an Economic Interest in the Company representing a fractional part of the entire Economic Interest in the **Company**; provided that any class or group of Units issued shall have the relative rights, powers and duties set forth in this Operating Agreement and the Economic Interest represented by such class or group of Units shall be determined in accordance with such relative rights, powers and duties.

(eee) **"Unit Holder"** (sometimes called a **"Holder"**) means any Person who owns a Unit, regardless of whether such Person has been admitted to the Company as a **Member.** A Unit may be a Common Unit or a Preferred Unit. **"Unit Holders"** means all such Persons.

(fff) **"Unit Equivalents"** means (without duplication with any Units) rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Units or securities exercisable for or convertible or exchangeable into Units, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

(ggg) **"Voting Common Unit"** means and refers to the class of membership interests in the Company that has that have full voting rights and a Percentage Interest in the Company. Voting Common Units have all of the rights, preferences and privileges of a Member, as set forth in this Operating Agreement.

(hhh) **"Vote"** means a written consent or approval, a ballot cast at a meeting, or a voice vote.

(iii) **"Voting Interest"** means, with respect to a Member, the right to Vote or participate in management and any right to information concerning the business and affairs of the Company provided under the Act, except as limited by the provisions of this Operating Agreement. Only Voting Common Units shall have a Voting Interest, which Voting Interest is specifically set forth in attached Exhibit "A"

(jjj) **"Voluntary Bankruptcy"** has the meaning set forth in the definition of "Bankruptcy."

(kkk) **"Wholly-Owned Affiliate"** of any Person means an Affiliate of such Person (i) one hundred percent (100%) of the voting stock or beneficial ownership of which is owned directly by such Person, or by any Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person, (ii) who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person, and (iii) any Wholly-Owned Affiliate of any Affiliate described in clause (i) or clause (ii).

1.11 **Other Terms.** Unless the content shall require otherwise:

(a) Words importing the singular number or plural number shall include the plural number and singular number respectively;

(b) Words importing the masculine gender shall include the feminine and neuter genders and vice versa;

(c) Reference to "**include,**" "**includes,**" and "**including**" shall be deemed to be followed by the phrase "**without limitation**"; and

(d) Reference in this Operating Agreement to "**herein,**" "**hereby,**" "**hereof,**" or "**hereunder,**" or any similar formulation, shall be deemed to refer to this Operating Agreement.

ARTICLE II
MEMBERS

2.1 Members; Initial Capital Contributions. The names, addresses, Units and Capital Contributions of each Member is set forth on Exhibit A hereto, as the same shall be updated by the Managers from time to time.

ARTICLE III
ALLOCATIONS

3.1 Profits. The income and gains of the Company shall be determined in accordance with generally accepted accounting principles consistently applied from year to year and in accordance with ownership percentages.

3.2 Losses. The losses of the Company shall be determined in accordance with generally accepted accounting principles consistently applied from year to year and in accordance with ownership percentages.

3.3 Special Allocations. The following special allocations shall be made in the following order:

(a) **Qualified Income Offset.** In the event that any Member or holder of Units unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be allocated to such Member or holder of Units in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member or holder of Units as quickly as possible; provided that an allocation pursuant to this Section 3.3(a) shall be made only if and to the extent that such Member or holder of Units would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article III have been tentatively made as if this Section 3.3(a) were not in this Operating Agreement.

(b) **Gross Income Allocation.** In the event that any Member or holder of Units has an Adjusted Capital Account Deficit at the end of any Fiscal Year, each such Member or holder of Units shall be allocated items of Company income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 3.3(b) shall be made only if and to the extent that such Member or holder of Units would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article III have been tentatively made as if Section 3.3(a) hereof and this Section 3.3(b) were not in this Operating Agreement.

(c) **Section 754 Adjustments.** To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member or holder of Units in complete liquidation of such Person's interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the

adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members and holder of Units in accordance with their Percentage Interests in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member or holder of Units to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(d) Allocations Relating to Taxable Issuance of Interests. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Member (the "**Issuance Items**") shall be allocated among the Members and holder of Units so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Operating Agreement to each Member and holder of Units shall be equal to the net amount that would have been allocated to each such Member and holder of Units if the Issuance Items had not been realized.

(e) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article III, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member and holder of Units shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Person's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member and holder of Units pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 3.3(e) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(f) Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article III, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company Fiscal Year, each Person who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Person's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member and holder of Units pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 3.3(f) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(g) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated entirely to Manager (and its successors in interest)

(h) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member or holder of Units who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

3.4 Curative Allocations. The allocations set forth in Section 3.3 hereof, other than Section 3.3(d) thereof (the "**Regulatory Allocations**") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, the Regulatory Allocations shall be offset with special allocations of other items of Company income, gain, loss, or deduction pursuant to

this Section 3.4. Therefore, notwithstanding any other provision of this Article III (other than the Regulatory Allocations), Manager shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner Manager shall determine to be appropriate so that, after such offsetting allocations are made, each Member's (and holder of Units') Capital Account balance is, to the extent possible, equal to the Capital Account balance such Person would have had if the Regulatory Allocations were not part of the Operating Agreement and all Company items were allocated pursuant to Sections 3.1, 3.2, and 3.3(d) hereof. In exercising their discretion under this Section 3.4, Manager shall take into account future Regulatory Allocations under Sections 3.3(e) and 3.3(f) hereof that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 3.3(g) and 3.3(h) hereof.

ARTICLE IV
DISTRIBUTIONS

4.1 Distributions. Except as otherwise provided in Article XII, Net Cash Available for Distribution to members shall be distributed to the members based on their ownership percentages.

4.2 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state, local, or foreign tax law with respect to any payment, distribution, or allocation to the Company or the Unit Holders shall be treated as amounts paid or distributed, as the case may be, to the Unit Holders with respect to which such amount was withheld pursuant to this Section 4.3 for all purposes under this Operating Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations, to the Unit Holders, and to pay over to any federal, state, and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, or local law or any foreign law, and shall allocate any such amounts to the Unit Holders with respect to which such amounts were withheld.

4.3 Limitations on Distributions. The Company shall make no distributions to the Unit Holders except (i) as provided in this Article IV and Article XII, or (ii) as agreed to by all of the Members.

ARTICLE V
MANAGEMENT

5.1 Authority of Manager. The Members intend that the Company be managed by the Managers. Subject to any restrictions set forth in the Articles of Organization or this Operating Agreement, all powers to control and manage the business and affairs of the Company and to bind the Company shall be exclusively vested in Managers (acting together), and the Managers may exercise all powers of the Company and do all such lawful acts as permitted by statute, the Articles of Organization or this Operating Agreement, and in so doing shall have the right and authority to take all actions that Managers deem necessary, useful, or appropriate for the management and conduct of the Company's business and affairs and in the pursuit of the purposes of the Company, including (without limitation) the right and authority to:

(a) enter into, make and perform contracts, agreements and other undertakings binding the Company and its Affiliates that may be necessary, appropriate, or advisable in furtherance of the purposes of the Company and its Affiliates, and making all decisions and waivers thereunder;

(b) open and maintain bank and investment accounts and arrangements, draw checks and other orders for the payment of money, and designate individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(c) collect sums due the Company and its Affiliates;

(d) pay the debts and obligations of the Company and its Affiliates, to the extent that funds of the Company and its Affiliates are available therefore;

(e) acquire, maintain in good working order, utilize for Company and its Affiliates' purposes, and Transfer any asset of the Company and its Affiliates;

(f) obtain insurance for the Company and its Affiliates and their assets;

(g) care for and distribute funds to the Unit Holders by way of cash, income, return of capital, or otherwise, all in accordance with the provisions of this Operating Agreement;

(h) establish a seal for the Company;

(i) borrow any and all sums (including mezzanine debt, construction and development loans, etc.) in the discretion of Managers as necessary for the Company and its Affiliates, and to grant such collateral and security as Managers shall determine, including, without limitation, borrowings from Affiliates of any Manager on such terms and conditions as such Affiliate customarily loans funds;

(j) enter into joint ventures, shareholder agreements and any and all other agreements as Manager shall determine to carry out the Business, including the Investee's operating agreement;

(k) form such Affiliates as Manager may determine in other countries or elsewhere;

(l) delegate the right and authority to take all such actions to such Persons (including the President) as may be designated from time to time by Manager; and

(m) take all such other actions in furtherance of the purposes and Business of the Company.

5.2 **Duties and Obligations of Manager.**

(a) Manager shall have all the rights, powers and authority that may be necessary or appropriate for the (i) conduct of the day-to-day business and affairs of the Company, and (ii) accomplishment of the Company's purposes, including the development, improvement, maintenance, expansion, enhancement, preservation, and operation of the Business in accordance with this Operating Agreement and applicable laws and regulations.

(b) Manager shall cause the Company to conduct its business and operations separate and apart from that of any Member or any of its Affiliates, including (i) segregating Company assets and not allowing funds or other assets of the Company to be commingled with the funds or other assets of, held by, or registered in the name of, any Member or any of its Affiliates, (ii) maintaining books and financial records of the Company separate from the books and financial records of any Member and its Affiliates, and observing all Company procedures and formalities, including maintaining minutes of Company meetings and acting on behalf of the Company only within the scope of its authority as set forth in the Operating Agreement and applicable laws and regulations, (iii) causing the Company to pay its liabilities from assets of the Company, and (iv) causing the Company to conduct its dealings with third parties in its own name and as a separate and independent entity.

(c) Notwithstanding any other provision of this Operating Agreement, Manager shall not, unless agreed to in advance by all of the Members, take any of the following actions:

(i) Any act that would be in contravention of the Operating Agreement or, if on behalf of the Company, inconsistent with the purposes of the Company;

(ii) Any act that would, to Manager's present, actual knowledge, make it impossible to carry on the normal business of the Company;

(iii) Possess or assign rights in the Company's Property for other than a Company purpose;

(iv) Perform any act that would subject any Member to liability for the Debts or obligations of the Company;

(v) Cause or permit the Company, or any direct or indirect Company subsidiary, to directly or indirectly acquire any assets other than as permitted under the terms of this Operating Agreement;

(vi) Cause the Company to distribute any asset other than as provided in this Operating Agreement and in the course of the liquidation of the Company;

(vii) Cause or permit the admission of any Member other than in accordance with the Operating Agreement.

(d) The Company may have a President ("**President**"), who shall be appointed by the Managers (acting together). In the event that the Managers appoint a President, the President shall have such duties and powers as the Managers may designate, and shall serve for a term of no more than one (1) year unless reappointed by the Managers (acting together).

(e) Subject to the terms and conditions of this Operating Agreement, including, without limitation, the rights of Manager as set forth in this Operating Agreement, Manager (or Managers, as applicable) shall have a fiduciary duty to seek in good faith to reasonably protect the rights of the Members as specifically set forth in this Operating Agreement with respect to (i) the rights of the Members under Article III, (ii) the payment of compensation to the Manager under Section 5.1(i), and (iii) the distribution of any asset under Section 5.2(c)(vi).

5.3 Expenses; Compensation.

(a) The Managers shall pay the legal, accounting and other third party start-up expenses related to the formation of the Company within five (5) days of the execution of this Operating Agreement;

(b) The Managers shall be entitled to a reimbursement of all out-of-pocket expenses reasonably incurred by the Managers, and/or paid to other third parties, in the performance of the Managers' duties;

(c) The Managers may pay to a Manager or an Affiliate of the Manager for services actually rendered to the company on terms no less favorable to the Company on terms generally provided to or from unrelated third parties, or on terms that are substantially similar to those as such Manager Affiliates customarily charge to third parties;

5.4 Indemnification of Managers.

(a) Unless otherwise provided in Section 5.4(b) hereof, the Company shall indemnify, save harmless, and pay all Expenses of each Manager if, for the benefit of the Company and in accordance with this Operating Agreement, Manager makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Company and suffers any financial loss as the result of such action.

(b) Section 5.4(a) hereof shall be enforced only to the maximum extent permitted by law and no Manager shall be indemnified from any liability for fraud, bad faith, intentional misconduct, or gross negligence of such Manager.

(c) Notwithstanding anything to the contrary in this Operating Agreement, in no event will any indemnification obligation of the Company or a receiver or trustee to indemnify, save harmless, or pay all Expenses set forth in this Section 5.4 subject any Manager or Member to personal liability.

5.5 Status As Managers.

(a) The Company shall only have two Managers, Greg Herlean and Stephen Byrne. The initial Managers shall be Managers. In the event that, for any or no reason, either Greg Herlean or Stephen Byrne is not a Manager of the Company, such occurrence shall be a Liquidating Event (as defined below), and the Company shall dissolve and commence winding up its affairs and liquidating.

(b) A Person shall cease to be a Manager upon the first to occur of (i) the death, complete disability, insanity, dissolution or Bankruptcy of such Manager, (ii) the resignation of such Manager, or (iii) upon the Vote of the Members, for Cause. For purposes of this Operating Agreement, "**Cause**" shall mean a final, judicial determination of fraud, gross negligence, willful misconduct or embezzlement by such Manager. In the event a Person ceases to be a Manager without having Transferred all of such Person's Units, such Person shall continue to be a Member with respect to such Person's Units.

(c) In the event of a disagreement among the Managers, the Vote or approval of a majority of the Managers will be required, provided that if only two (2) Managers exist, any action by the Managers must be unanimous.

ARTICLE VI
ROLE OF MEMBERS

6.1 Rights or Powers. The Members, in their capacities as Members of the Company, hereby agree not to exercise any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all of the rights and powers specifically set forth in this Operating Agreement and, to the extent not inconsistent with this Operating Agreement, in the Act.

6.2 Voting Rights. No Member has any voting right except with respect to those matters specifically reserved for a Member Vote that are set forth in this Operating Agreement and as required in the Act.

6.3 Meetings and Consents of the Members.

(a) Meetings of the Members may be called by any Manager and shall be called upon the written request of any Member or group of Members who collectively hold a Voting Interest of at least ten percent (10%). The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members not less than ten (10) Business Days nor more than sixty (60) days prior to the date of such meeting, provided that the Members may agree in writing to a shorter notice period than ten (10) Business Days. Members may Vote in person, by proxy or by telephone at such meeting and may waive advance notice of such meeting. Whenever the Vote or consent of Members is permitted or required under this Operating Agreement, such Vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in Section 6.4 hereof. Except as otherwise expressly provided in this Operating Agreement, the Vote or consent of Members holding a majority of the Units shall be required to constitute the act of the Members or the consent or approval of the Members.

(b) For the purpose of determining the Members entitled to Vote on, or to Vote at, any meeting of the Members or any adjournment thereof, Manager or the Member requesting such meeting may fix, in advance, a date as the record date for the holding of Units in connection with any such determination. Such date shall not be more than sixty (60) Business Days nor less than ten (10) Business Days before any such meeting.

(c) Each Member may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

(d) Each meeting of Members shall be conducted by a Manager or such other individual Person as the Managers deems appropriate pursuant to such rules for the conduct of the meeting as such Manager or other Person deems appropriate.

6.4 Procedure for Consent. In any circumstances requiring the agreement, approval, or consent of the Members specified in this Operating Agreement, such agreement, approval, or consent may, except where a standard for such agreement, approval, or consent is provided for expressly in this Operating Agreement, be given or withheld in the sole and absolute discretion of the Members, and each Member shall be entitled to consider only such factors and interests as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. If the Managers receive the necessary agreement, approval, or consent of the Members to such action, the Managers shall be authorized and empowered to implement such action without further authorization by the Members. Such agreement, approval, or consent must be obtained in writing or by telephone or facsimile, if such telephone conversation or facsimile is followed by a written summary of the telephone conversation or facsimile communication sent by overnight courier, registered, certified or first class mail, postage and charges prepaid, addressed as described in Section 13.1 hereof, or to such other address as such Person may from time to time specify by notice to the Members and the Managers.

6.5 Withdrawal/Resignation. Except as otherwise provided in Articles IV and XII hereof, no Member shall demand or receive a return on or of its Capital Contributions or withdraw or resign as a Member from the Company without the consent of all Members. If any Member resigns or withdraws from the Company in breach of this Section 6.5, such resigning or withdrawing Member shall not be entitled to receive any distribution under this Operating Agreement. Under circumstances requiring a

return of any Capital Contribution, no Member has the right to receive Property other than cash except as may be specifically provided herein.

6.6 **Member Compensation**. No Member shall receive any interest, salary, or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company, or otherwise, in its capacity as a Member, except as otherwise provided in this Operating Agreement.

6.7 **Members' Liability**. No Member shall be liable under a judgment, decree, or order of a court, or in any other manner for the Debts or any other obligations or Liabilities of the Company. A Member shall be liable only to make its Capital Contribution to the extent set forth herein and shall not be required to restore a deficit balance in its Capital Account or to lend any funds to the Company or, after its Capital Contribution has been made, to make any additional contributions, assessments or payments to the Company, provided that a Member may be required to repay distributions made to it as provided in the Act.

6.8 **Partition**. While the Company remains in effect or is continued, each Member agrees not to have any Property partitioned or file a complaint or institute any suit, action or proceeding at law or in equity to have any Property partitioned, and each Member, on behalf of itself, its successors, and its assigns hereby irrevocably waives any such right.

6.9 **Transactions Between a Member or Manager and the Company**. Except as otherwise provided by applicable law, any Member or Manager may, but shall not be obligated to, enter into the transactions described in Section 1.9(c) hereof and transact other business with the Company and has the same rights and obligations when transacting such business with the Company as a Person or entity who is not a Member. A Member, any Affiliate thereof or an employee, stockholder, agent, director, or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

7.1 **In General**. As of the Effective Date hereof, each of the Members makes each of the representations and warranties applicable to such Member as set forth in Section 7.2 hereof, and such warranties and representations shall survive the execution of this Operating Agreement.

7.2 **Representations and Warranties**. Each Member hereby represents and warrants that:

(a) **Due Incorporation or Formation; Authorization of Agreement**. If such Member is not a natural person, such Member is a corporation duly organized or a partnership or limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, partnership, or company power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a Material Adverse Effect on its financial condition or its ability to perform its obligations hereunder. Such Member has the corporate, partnership, or company power and authority to execute and deliver this Operating Agreement and to perform its obligations hereunder and the execution, delivery, and performance of this Operating Agreement has been duly authorized by all necessary corporate, partnership, or company action. This Operating Agreement constitutes the legal, valid, binding, and enforceable obligation of such Member.

(b) **No Conflict with Restrictions; No Default**. Neither the execution, delivery, and performance of this Operating Agreement nor the consummation by such Member of the transactions contemplated hereby (i) will conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member or any of its Wholly-Owned Affiliates, (ii) will conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of the articles of incorporation, bylaws, partnership agreement, or operating agreement of such Member or any of its Wholly-Owned Affiliates or of any material agreement or instrument to which such Member or any of its Wholly-Owned Affiliates is a party or by which such Member or any of its Wholly-Owned Affiliates is or may be bound or to which any of its material properties or assets is subject, (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization, or approval under any indenture, mortgage, lease agreement, or instrument to which such Member or any of its Wholly-Owned Affiliates is a party or by which such Member or any of its Wholly-Owned Affiliates is or may be bound, or (iv) will result in the creation or imposition of any lien, claim, or encumbrance upon any of the material properties or assets of such Member or any of its Wholly-Owned Affiliates.

(c) **Governmental Authorizations**. Any registration, declaration, or filing with, or consent, approval, license, permit, or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance, and performance by such Member under this Operating Agreement or the consummation by such Member of any transaction contemplated hereby has been completed, made, or obtained on or before the Effective Date.

(d) **Litigation**. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of such Member or any of its Wholly-Owned Affiliates, threatened against or affecting such Member or any of its Wholly-Owned Affiliates or any of their properties, assets, or businesses in any court or before or by any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which, based on the good faith evaluation of management of such Member or Wholly-Owned Affiliate, are deemed to have merit and could, if adversely determined (or, in the case of an investigation could lead to any action, suit, or proceeding, which, based on the good faith evaluation of management of such Member or Wholly-Owned Affiliates, would have merit and if adversely determined could) reasonably be expected to materially impair such Member's ability to perform its obligations under this Operating Agreement; and such Member or any of its Wholly-Owned Affiliates has not received any currently effective notice of any default, and such Member or any of its Wholly-Owned Affiliates is not in default, under any applicable order, writ, injunction, decree, permit, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Member's ability to perform its obligations under this Operating Agreement.

(e) **Investment Company Act; Public Utility Holding Company Act**. Neither such Member nor any of its Affiliates is, nor will the Company as a result of such Member holding an interest in the Company be, an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended. Neither such Company nor any of its Affiliates is, nor will the Company as result of such Member holding an interest in the Company be, a "holding company," "an affiliate of a holding company," or a "subsidiary of a holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

ARTICLE VIII
ACCOUNTING, BOOKS AND RECORDS

8.1 Accounting, Books, and Records.

(a) The Company shall keep, or cause to be kept, complete and accurate books and records of accounts of the Company in accordance with sound business practices and shall keep minutes of the proceedings of its Members, the Managers and each committee. The books of the Company (other than books required to maintain Capital Accounts) shall be kept and maintained in accordance with GAAP. Each of the following shall be maintained at the principal business office of the Company:

(i) Separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of its business;

(ii) Separate books of account that reflect the Capital Accounts of the Members as maintained pursuant to the provisions of this Operating Agreement;

(iii) A current list of the full name and last known business, residence, or mailing address of each Member, both past and present;

(iv) A copy of the Articles of Organization and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(v) A copy of the Company's federal, state, and local income tax returns and reports, if any, for the five (5) most recent years;

(vi) A copy of this Operating Agreement; and

(vii) Any written consents from Members regarding action taken by Members without a meeting.

(b) Any Member or its designated representative has the right at its own cost and expense, upon reasonable notice, to have access to the information set forth in the Act, subject to the limitations, restrictions and standards set forth or referred to in that section of the Act. The Company shall be reimbursed by such Member for reasonable costs incurred in connection with such request.

8.2 Reports.

(a) In General. The Managers shall be responsible for overseeing the preparation of annual financial reports of the Company and the coordination of financial matters of the Company with the Company's accountants, all at the expense of the Company.

(b) Annual Reports. Within ninety (90) days after the end of each Fiscal Year, the Managers shall cause to be prepared and each Member to be furnished with the following:

(i) A balance sheet as of the last day of such Fiscal Year and statements of income and changes in financial position for the Company for such Fiscal Year and notes associated with each all prepared on an income tax basis; and

(ii) A statement of the Members' Capital Accounts and changes therein for such Fiscal Year.

8.3 Tax Matters.

(a) Tax Matters Member. A Manager is specifically authorized to act as the "**Tax Matters Member**" under the Code and in any similar capacity under state or local law. The Tax Matters Member shall have the authority without any further consent of the Members being required (except as specifically required herein) to make any and all elections for federal, state, local, and foreign tax purposes including any election, if permitted by applicable law: (i) to make the election provided for in Code Section 6231(a)(1)(B)(ii), (ii) to adjust the basis of Property pursuant to Code Sections 754, 734(b), and 743(b), or comparable provisions of state, local, or foreign law, in connection with Transfers of Interests and Company distributions; (iii) to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company's federal, state, local, or foreign tax returns; and (iv) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local, or foreign law, to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members.

(b) Tax Information. Necessary tax information shall be delivered to each Member as soon as practicable after the end of each Fiscal Year of the Company but not later than ninety (90) days after the end of each Fiscal Year.

ARTICLE IX
AMENDMENTS

9.1 Amendments Generally. In addition to the amendments authorized herein, amendments may be made to this Agreement from time to time by Members who collectively hold at least seventy-five percent (75%) of the Voting Interests; provided that no such amendment shall, without the consent of the Managers, alter the rights, power, duties or compensation of the Manager or any of its Affiliates or its (or any of its Affiliates') interest in Profits and Losses, Net Cash Available for Distribution or alter any of the provisions of Article III, Article IV or Article XII or this Article IX.

9.2 Certain Amendments. In addition to the amendments otherwise authorized herein, amendments may be made to this Agreement from time to time by the Managers, without the consent of any of the Members: (i) to add to the representations, duties or obligations of the Managers or surrender any right or power granted to the Managers herein, for the benefit of the Members; (ii) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement; and (iii) to delete or add any provision of this Agreement required to be deleted or added by the staff of the Securities and Exchange Commission or other Federal agency or by a state "Blue Sky" commissioner or similar official and deemed by the Securities and Exchange Commission, agency, commissioner or official to be for the benefit or protection of the Members.

No amendment shall be adopted pursuant to this Section 9.2. (except under the preceding clause (iii) or pursuant to Section 2.1 above) unless its adoption: (i) is for the benefit of or not adverse to the interests of the Members; (ii) is consistent with Article V above, (iii) does not affect the distribution of Net Cash Available for Distribution or the allocation of Profits and Losses among the Members or between the Members as a class and the Manager; and (iv) does not, in the opinion of counsel for the Company, affect

the limited liability of the Members under the Act or the status of the Company as a partnership for Federal income tax purposes.

ARTICLE X
TRANSFERS

10.1 Restrictions on Transfers. Except as otherwise permitted by this Operating Agreement, no Member shall Transfer all or any portion of its Units. In the event that any Member pledges or otherwise encumbers all or any portion of its Units as security for the payment of a Debt, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all of the terms and conditions of this Article X.

10.2 Permitted Transfers. Subject to the conditions and restrictions set forth in Section 10.3 hereof, a Member may at any time Transfer all or any portion of its Units to (i) any majority owned Affiliate of the transferor, or (ii) any purchaser approved by Manager (any such Transfer being referred to in this Operating Agreement as a "**Permitted Transfer**").

10.3 Conditions to Permitted Transfers. A Transfer shall not be treated as a Permitted Transfer under Section 10.2 hereof unless and until all of the following conditions are satisfied:

(a) The transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Operating Agreement, including, without limitation, this Article X.

(b) The Transfer will not cause the Company to terminate for federal income tax purposes, and the transferor shall provide the Company and Manager an opinion of counsel to such effect. Such counsel and opinion shall be reasonably satisfactory to the Managers or, if a Manager is the transferor, to the other Manager, and the other Managers and the other Members shall provide to such counsel any information available to the Managers or to such other Members, as the case may be, and relevant to such opinion.

(c) The transferor and transferee shall furnish the Company with the transferee's taxpayer identification number, sufficient information to determine the transferee's initial tax basis in the Units Transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Operating Agreement with respect to any Transferred Units until it has received such information.

(d) Such Transfer will be exempt from all applicable registration requirements and will not violate any applicable laws regulating the Transfer of securities, and, except in the case of a Transfer of Units to another Member or to a Wholly-Owned Affiliate of any Member, including the transferor, the transferor shall provide an opinion of counsel to such effect. Such counsel and opinion shall be reasonably satisfactory to the Managers or, if a Manager is the transferor, to the other Managers.

(e) Such Transfer will not cause the Company to be deemed to be an "investment company" under the Investment Company Act of 1940, as amended and the transferor shall provide an opinion of counsel to such effect. Such counsel and opinion shall be reasonably satisfactory to the Managers or, if a Manager is the transferor, to the other Manager, and the Manager and the Members

shall provide to such counsel any information available to such other Manager or to such other Members, as the case may be, and relevant to such opinion.

10.4 Prohibited Transfers. Any purported Transfer of Units that is not a Permitted Transfer shall be null and void and of no force or effect whatever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer, the rights with respect to the Transferred Units shall be strictly limited to the transferor's rights to allocations and distributions as provided by this Operating Agreement with respect to the Transferred Units, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Units may have to the Company. In the case of a Transfer or attempted Transfer of Units that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company, Managers and the other Members from all Expenses that the Company, that a Manager or any of such indemnified Members may incur (including incremental tax liabilities, lawyers' fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

10.5 Rights of Unadmitted Assignees. A Person who acquires Units but who is not admitted as a substituted Member pursuant to Section 10.6 hereof shall be entitled only to allocations and distributions with respect to such Units in accordance with this Operating Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Operating Agreement.

10.6 Admission of Substituted Members. Subject to the other provisions of this Article X, a transferee of Units may be admitted to the Company as a substituted Member only upon satisfaction of the conditions set forth in this Section 10.6:

(a) The Units with respect to which the transferee is being admitted were acquired by means of a Permitted Transfer;

(b) The transferee of Units (other than, with respect to clauses (i) and (ii) below, a transferee that was a Member prior to the Transfer) shall, by written instrument in form and substance reasonably satisfactory to the Managers (and, in the case of clause (iii) below, the transferor Member), (i) make representations and warranties to each nontransferring Member equivalent to those set forth in Article VII for the transferring Member, (ii) accept and adopt the terms and provisions of this Operating Agreement, including this Article X, and (iii) assume the obligations of the transferor Member under this Operating Agreement with respect to the Transferred Units. The transferor Member shall be released from all such assumed obligations except (x) those obligations or liabilities of the transferor Member arising out of a breach of this Operating Agreement by the transferor Member and (y) in the case of a Transfer to any Person other than a Member, those obligations or liabilities of the transferor Member based on events occurring, arising, or maturing prior to the date of Transfer; and

(c) The transferee and transferor shall each execute and deliver such other instruments as the Managers reasonably deem necessary or appropriate to effect, and as a condition to, such Transfer, including amendments to the Articles of Organization or any other instrument filed with the State of Nevada or any other state or governmental authority.

10.7 Distributions and Allocations in Respect of Transferred Units. If any Units are Transferred during any Fiscal Year in compliance with the provisions of this Article X, Profits, Losses, each item thereof, and all other items attributable to the Transferred Units for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying

Interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and agreed to by the transferor and transferee. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company shall recognize such Transfer as of the date of such Transfer, and provided further that if the Company does not receive a notice stating the date such Units were Transferred and such other information as Manager may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, was the owner of the Units on the last day of such Fiscal Year. Neither the Company nor the Managers shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 10.7, whether or not any Manager or the Company has knowledge of any Transfer of ownership of any Units.

ARTICLE XI
POWER OF ATTORNEY

11.1 Managers as Attorneys-In-Fact. Each Member hereby makes, constitutes, and appoints each Manager, each successor Manager and the Liquidator, severally, with full power of substitution and resubstitution, its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, publish, and record (i) all certificates of formation, amended name or similar certificates, and other certificates and instruments (including counterparts of this Operating Agreement) that Manager or Liquidator may deem necessary to be filed by the Company under the laws of the State of Nevada or any other jurisdiction in which the Company is doing or intends to do business; (ii) any and all amendments, restatements, or changes to this Operating Agreement (provided the terms of Article IX hereof are complied with) and the instruments described in clause (i), as now or hereafter amended, which the Manager may deem necessary to effect a change or modification of the Company in accordance with the terms of this Operating Agreement, including amendments, restatements, or changes to reflect (A) the exercise by Manager of any power granted to it under this Operating Agreement, (B) the admission of any additional or substituted Member, and (C) the disposition by any Member of its Units; (iii) all certificates of cancellation and other instruments that the Liquidator deems necessary or appropriate to effect the dissolution and termination of the Company pursuant to the terms of this Operating Agreement; and (iv) any other instrument that is now or may hereafter be required by law to be filed on behalf of the Company or is deemed necessary by any Manager or Liquidator to carry out fully the provisions of this Operating Agreement in accordance with its terms. Each Member authorizes each such attorney-in-fact to take any further action that such attorney-in-fact shall consider necessary in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite to be done in connection with the foregoing as fully as such Member might or could do personally, and hereby ratify and confirm all that any such attorney-in-fact shall lawfully do, or cause to be done, by virtue thereof or hereof.

11.2 Nature of Special Power. The power of attorney granted to each Manager and the Liquidator pursuant to this Article XI:

(a) Is a special power of attorney coupled with an interest and is irrevocable, *provided, however,* that, the power of attorney granted to Manager shall terminate upon the appointment of the Liquidator;

(b) May be exercised by such attorney-in-fact by listing the Members executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Members; and

(c) Shall survive and not be affected by the subsequent Bankruptcy, insolvency, dissolution, or cessation of existence of a Member and shall survive the delivery of an assignment by a Member of the whole or a portion of its Units (except that where the assignment is of all of such Member's Units and the assignee, with the consent of the other Members, is admitted as a substituted Member, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution) and shall extend to such Member's or assignee's successors and assigns.

ARTICLE XII
DISSOLUTION AND WINDING UP

12.1 Liquidating Events.

(a) Liquidation. The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of either of the following (each a **"Liquidating Event"**):

(i) The unanimous Vote of the Members to liquidate the Company;

(ii) The Bankruptcy of the Company or any Manager;

(iii) Either Greg Herlean or Stephen Byrne (or a majority owned Affiliate of Greg Herlean or Stephen Byrne approved by both) is no longer a Manager of the Company; or

(iv) The happening of any other event that makes it unlawful, impossible, or impractical to carry on the business of the Company.

The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Liquidating Event.

(b) Liquidation. Reconstitution. If it is determined, by a court of competent jurisdiction, that the Company has dissolved prior to the occurrence of a Liquidating Event, then within an additional ninety (90) days after such determination (the **"Reconstitution Period"**), all of the Members may elect to reconstitute the Company and continue its business on the same terms and conditions set forth in this Operating Agreement by forming a new limited liability company on terms identical to those set forth in this Operating Agreement. Unless such an election is made within the Reconstitution Period, the Company shall dissolve and wind up its affairs in accordance with Section 12.2 hereof. If such an election is made within the Reconstitution Period, then:

(i) The reconstituted limited liability company shall continue until the occurrence of a Liquidating Event as provided in Section 12.1(a);

(ii) Unless otherwise agreed to by all of the Members, the Articles of Organization and this Operating Agreement shall, subject to any requirement under the Act to file a new Articles of Organization, automatically constitute the Articles of Organization and Operating Agreement of such new Company. All of the assets and liabilities of the dissolved Company shall be deemed to have been automatically assigned, assumed, conveyed, and transferred to the new Company. No bond, collateral, assumption, or release of any Member's or the Company's liabilities shall be required;

provided, however, that the right of the Members to select successor Managers and to reconstitute and continue the business of the Company shall not exist and may not be exercised unless the Company has received an opinion of counsel that the exercise of the right would not result in the loss of limited liability of any Member.

12.2 Winding Up. Upon the occurrence of (i) a Liquidating Event or (ii) the determination by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event (unless the Company is reconstituted pursuant to Section 12.1(b) hereof), the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company's business and affairs, provided that, to the extent not inconsistent with the foregoing, all covenants contained in this Operating Agreement and obligations provided for in this Operating Agreement shall continue to be fully binding upon the Members until such time as the Property has been distributed pursuant to this Section 12.2 and the Articles of Organization has been canceled pursuant to the Act. The Liquidator shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed within ninety (90) days of the occurrence of the Liquidating Event and within ninety (90) days after the last day on which the Company may be reconstituted pursuant to Section 12.1(b) hereof. The Liquidator shall take full account of the Company's liabilities and Property and shall cause the Property or the proceeds from the sale thereof (as determined pursuant to Section 12.9 hereof), to the extent sufficient therefore, to be applied and distributed, to the maximum extent permitted by law, in the following order:

(a) First, to creditors in satisfaction of all of the Company's Debts and other Liabilities (whether by payment or the making of reasonable provision for payment thereof to the extent required by the Act), other than liabilities for distribution to Members under the Act;

(b) Second, an amount equal to the Net Contributed Capital of the Holders of of Common Units shall be distributed to the Unit Holders in proportion to their unreturned Net Contributed Capital, but giving effect to any liquidation preference that one or more classes of Unit Holders may be entitled to;

(c) Second, all undistributed Profits shall be distributed in accordance with Section 4.1 above; and

No Member shall receive additional compensation for any services performed pursuant to this Article XII.

12.3 Compliance With Certain Requirements of Regulations; Deficit Capital Accounts. In the event the Company is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article XII to the Members who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article XII may be:

(a) Distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as

the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 12.2 hereof; or

(b) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

12.4 Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article XII, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Property shall not be liquidated, the Company's Debts and other Liabilities shall not be paid or discharged, and the Company's affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all its Property and liabilities to a new limited-liability company in exchange for an interest in such new company and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new company to the Members.

12.5 Rights of Members. Except as otherwise provided in this Operating Agreement, each Member shall look solely to the Property of the Company for the return of its Capital Contributions and has no right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company, any Manager, or any other Member.

12.6 Allocations and Distributions During Period of Liquidation. During the period commencing on the first day of the Fiscal Year during which a Liquidating Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 12.2 hereof, the Members shall continue to share Profits, Losses, gain, loss, and other items of Company income, gain, loss, or deduction in the manner provided in Article III.

12.7 Character of Liquidating Distributions. All payments made in liquidation of the Units of a Member in the Company shall be made in exchange for the interest of such Member in Property pursuant to Code Section 736(b)(1), including the interest of such Member in Company goodwill.

12.8 The Liquidator.

(a) Definition. The **"Liquidator"** shall be appointed by Members holding a majority of the Percentage Interests and shall have the power of attorney granted to the Managers pursuant to Article XI.

(b) Compensation. The Company is authorized to pay such reasonable compensation to the Liquidator for its services performed pursuant to this Article XII as shall be agreed upon by the Liquidator and Members holding a majority of the Percentage Interests and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

(c) Indemnification. The Company shall indemnify, save harmless, and pay all judgments and claims against the Liquidator or any officers, directors, stockholders, agents, or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, directors, agents, or employees of the Liquidator in connection with the winding up of the Company, including reasonable attorneys' fees incurred by the Liquidator, officer, director, agent, or employee in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, except to the extent such liability or

damage is caused by the fraud, intentional misconduct of, or a knowing violation of the laws by the Liquidator that was material to the cause of action.

12.9 Form of Liquidating Distributions. Except as provided in this Section 12.9, for purposes of making distributions required by Section 12.2 hereof, the Liquidator may determine whether to distribute all or any portion of the Company Property in-kind or to sell all or any portion of the Company Property and distribute the proceeds therefrom.

ARTICLE XIII
MISCELLANEOUS

13.1 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Operating Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) as of the date so delivered, if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (ii) when the same is actually received, if sent either by overnight courier, registered or certified mail, postage and charges prepaid, or by facsimile or e-mail, if answerback confirmation of such facsimile or e-mail is received, provided such notice is addressed as follows, or to such other address as such Person may from time to time specify by notice to the Members:

(a) If to the Company, to the principal place of business address as it may be from time to time; or

(b) If to a Member or other Unit Holder, to the address set forth in Exhibit A hereto.

13.2 Binding Effect. Except as otherwise provided in this Operating Agreement, every covenant, term, and provision of this Operating Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees, and assigns.

13.3 Construction. Every covenant, term, and provision of this Operating Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member. The terms of this Operating Agreement are intended to embody the economic relationship among the Members and shall not be subject to modification by, or be conformed with, any actions by the Internal Revenue Service except as this Operating Agreement may be explicitly so amended and except as may relate specifically to the filing of tax returns.

13.4 Time. In computing any period of time pursuant to this Operating Agreement, the day of the act, event, or default from which the designated period of time begins to run shall be excluded, and the last day of the period so computed shall be last day of such period, unless that last day is not a Business Day, in which event the period shall end on the next day that is a Business Day.

13.5 Headings. Section and other headings contained in this Operating Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Operating Agreement or any provision hereof.

13.6 Severability. Except as otherwise provided in the succeeding sentence, every provision of this Operating Agreement is intended to be severable, and, if any term or provision of this Operating Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Operating Agreement. The preceding sentence of this Section 13.6 shall be of no force or effect if the consequence of enforcing the remainder of this Operating Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.

13.7 **Incorporation by Reference**. Each exhibit, schedule or other appendix attached to this Operating Agreement and referred to herein is hereby incorporated in this Operating Agreement, unless this Operating Agreement expressly otherwise provides.

13.8 **Governing Law**. The laws of the State of Nevada shall govern the validity of this Operating Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.

13.9 **Consent to Jurisdiction**. Each Member (i) irrevocably submits to the non-exclusive jurisdiction of any Nevada state court or Federal court sitting in Clark County, Nevada, in any action arising out of this Operating Agreement, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, and (iv) consents to the service of process by mail in accordance with Section 13.1 hereof. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

13.10 **Waiver of Jury Trial**. TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH OF THE MEMBERS IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY AND ALL RIGHTS TO IMMUNITY BY SOVEREIGNTY OR OTHERWISE IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS OPERATING AGREEMENT.

13.11 **Counterpart Execution**. This Operating Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

13.12 **Sole and Absolute Discretion**. Except as otherwise provided in this Operating Agreement (including Article V hereof), all actions that a Manager may take and all determinations that a Manager may make pursuant to this Operating Agreement may be taken and made at the sole and absolute discretion of such Manager.

13.13 **Specific Performance**. Each Member agrees with the other Members that the other Members would be irreparably damaged if any of the provisions of this Operating Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Members may be entitled, at law or in equity, the nonbreaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Operating Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

13.14 **No Material Impairment**. No Member shall take any action that could impair materially such Member's ability to perform its duties and obligations under this Operating Agreement.

13.15 **Entire Agreement**. This Operating Agreement and the documents referred to herein and the Exhibits and Schedules hereto and thereto constitute the entire agreement among the parties hereto and their respective Affiliates and contain all of the agreements among such parties with respect to the subject matter hereof and thereof. This Operating Agreement and the documents referred to herein and the Exhibits and Schedules hereto and thereto supersede any and all other agreements, either oral or written, between such parties with respect to the subject matter hereof and thereof.

13.16 No Third Party Beneficiaries. Except as otherwise provided herein, no person other than a party hereto shall have any rights or remedies under this Operating Agreement. Without limiting the foregoing, any obligations of the Members to satisfy their respective obligations to make Capital Contributions under this Operating Agreement is an agreement only among Manager and the Members and no other Person shall have any rights to enforce such obligations.

13.17 Arbitration and Mediation. In the event a dispute arises between the parties in connection with this Agreement, before resorting to any other legal remedy, the parties shall attempt in good faith to resolve such dispute promptly by negotiation between the parties or their designated representatives. If the parties are unable to resolve the dispute by negotiation within 10 business days, then before resorting to any other legal remedy, the parties shall attempt in good faith to resolve such dispute by mediation in accordance with the commercial mediation rules of the American Arbitration Association ("AAA"). The mediation shall be conducted by a mediator selected by mutual agreement of the parties. If the parties are unable to agree upon a mediator within 10 days of the initiation of mediation, either party may request that the AAA appoint a mediator with experience in commercial disputes. Whether or not a mediation is terminated through settlement, a termination declaration by a party, or a declaration by the mediator that further efforts are no longer worthwhile, the cost of mediation shall be borne so that the demanding party and the other party share such costs equally. In the event that any party to mediation desires to be represented, that party shall bear any costs associated with such representation. No party hereto may terminate a mediation unless the mediation has been ongoing for at least forty-five (45) days and that party has given each other party hereto, and the mediator, at least ten (10) business days prior written notice of that party's intention to terminate such mediation. Subject to the requirements of the immediately preceding sentence, if the matter has not been resolved by mediation within sixty (60) days of the commencement of such procedure (which period may be extended by mutual agreement), either party may terminate mediation and invoke arbitration by providing notice to the other party. If either party invokes arbitration, the dispute shall be settled by binding arbitration in accordance with the AAA commercial arbitration rules by one (1) arbitrator selected by mutual agreement of the parties. If the parties are unable to agree upon an arbitrator within 20 days after the date on which arbitration is invoked, either party may request appointment of an arbitrator by the AAA. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration, and mediation, shall be Clark County, Nevada. The statute of limitations that governs any matter submitted to mediation pursuant to this section shall be tolled during the period that commences on the date that the mediation notice is sent by one party to the other and ends when the mediation is terminated. Nothing contained in this section shall be interpreted to prevent a party from filing a cross complaint or counter suit against another party. Nothing provided for in this section shall prohibit or limit the right of any party to pursue injunctive relief, any other relief to preserve the status quo or the enforcement of an award of arbitrators in any court or for the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to mediation or arbitration if any other party contests such action for judicial relief. The parties shall continue to observe and perform their obligations hereunder during the mediation proceedings and any arbitration proceeding, pending the final outcome thereof.

13.18 Waiver. Any term or provision of this Operating Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Operating Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Operating Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Operating Agreement or any part

hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Operating Agreement shall be held to constitute a waiver of any other or subsequent breach.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Operating Agreement as of the day and year first written above.

MANAGERS:

Gregory Herlean ______________________

Stephen Byrne ______________________

MEMBERS:

Gregory Herlean ______________________

Stephen Byrne ______________________

Andrew Jolley ______________________

Jennifer Puterbaugh ______________________

Lynette Robbins ______________________

Kent Clothier ______________________

EXHIBIT A
TO
OPERATING AGREEMENT
OF
CAPWEST INCOME FUND, LLC

Unit Holder Name and Address	Capital Contribution	Units	Percentage Interest
Voting Common Units (each of which is a Member)			
Gregory Herlean 2009 E Windmill Lane Las Vegas, NV 89123	$15,000.00	10,125	13.50%
Stephen Byrne 2009 E Windmill Lane Las Vegas, NV 89123	$15,000.00	10,125	13.50%
Andrew Jolley 2009 E Windmill Lane Las Vegas, NV 89123	$9,000.00	6,150	8.20%
Jennifer Putterbaugh 2009 E Windmill Lane Las Vegas, NV 89123	$2,250.00	1,725	2.30%
Lynette Robbins	$18,750.00	18,750	25.00%
Kent Clothier	$15,000.00	28,125	37.50%
Totals	$75,000.00	75,000	100.00%